UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2005

NOBLE ENERGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-07964	73-0785597

(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

100 Glenborough, Suite 100 Houston, Texas		77067

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 872-3100

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

      On April 4, 2005, Noble Energy, Inc. (the “Company”) entered into a new $1,300,000,000 unsecured five-year revolving credit facility (the “Facility”). The Facility contains provisions that reduce the commitments over time and upon the consummation of certain sales of assets and certain issuances of debt. The Facility was entered into among the Company, JPMorgan Chase Bank, N.A., as administrative agent, Wachovia Bank, National Association and The Royal Bank of Scotland PLC, as co-syndication agents, Deutsche Bank Securities Inc. and Citibank, N.A., as co-documentation agents, and certain other commercial lending institutions named therein. The Company will draw down on the Facility contemporaneously with the planned acquisition of Patina Oil & Gas Corporation (the “Acquisition”).

      The Facility is available (a) to fund the Acquisition (b) to refinance existing indebtedness of the Company and Patina Oil & Gas Corporation, and (c) for general corporate purposes. Interest rates are based upon a Eurodollar rate plus a range of 30 basis points to 100 basis points depending upon the Company’s credit rating. The Facility has facility fees that range from 10 basis points to 25 basis points depending upon the Company’s credit rating.

      The Facility contains customary representations and warranties and affirmative and negative covenants, including, but not limited to, the following financial covenants: (a) the ratio of Earnings Before Interest, Taxes, Depreciation and Exploration Expense to interest expense for any consecutive period of four fiscal quarters ending on the last day of a fiscal quarter may not be less than 4.0 to 1.0; and (b) the total debt to capitalization ratio, expressed as a percentage, may not exceed 60 percent at any time. A violation of these covenants could result in a default under the Facility which would permit the participating banks to restrict the Company’s ability to access the Facility and require the immediate repayment of any outstanding advances under the Facility.

      Certain lenders that are a party to the Facility have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending or commercial banking services for the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.

      The description set forth herein of the terms and conditions of the Facility is qualified in its entirety by reference to the full text of such agreement, which is filed with this report as Exhibit 10.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

      Please see the discussion set forth in response to Item 1.01, which is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits. The following exhibits are furnished as part of this current Report on Form 8-K:

10.1	$1.3 billion Five-Year Credit Agreement, dated April 4, 2005, among Noble Energy, Inc., JPMorgan Chase Bank, N.A., as administrative agent, Wachovia Bank, National Association and The Royal Bank of Scotland PLC, as co-syndication agents, Deutsche Bank Securities Inc. and Citibank, N.A., as co-documentation agents, and certain other commercial lending institutions named therein

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOBLE ENERGY, INC.
Date: April 8, 2005	By:	/s/ Arnold J. Johnson
Arnold J. Johnson
Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Item	Exhibit
10.1	$1.3 billion Five-Year Credit Agreement, dated April 4, 2005, among Noble Energy, Inc., JPMorgan Chase Bank, N.A., as administrative agent, Wachovia Bank, National Association and The Royal Bank of Scotland PLC, as co-syndication agents, Deutsche Bank Securities Inc. and Citibank, N.A., as co-documentation agents, and certain other commercial lending institutions named therein